Exhibit 10.6

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is made and entered on July 10, 2007, by and between Tecstar Automotive Group, Inc. (“Tecstar”), Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) and Douglass C. Goad (“Goad”).

RECITALS:

A. Tecstar and Goad are parties to a certain Employment Agreement dated June 1, 2006 (“Employment Agreement”).

B. Tecstar and Goad desire to terminate the Employment Agreement and Goad’s employment thereunder with Tecstar.

NOW, THEREFORE, in consideration of the foregoing and of the following mutually agreed upon promises and covenants and other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby expressly acknowledged, the parties agree as follows:

1. Termination of Employment. The parties agree that the Employment Agreement and Goad’s employment with Tecstar shall be terminated effective August 3, 2007 (“Effective Date”). Goad shall receive his base pay and benefits (including accrued vacation) through the Effective Date.

2. Separation Pay and Benefits. On the Effective Date, Tecstar agrees to pay and provide Goad with the following:

A. A lump sum cash payment of Four Hundred Thousand ($400,000) Dollars, less applicable withholding taxes; and

B. Tecstar shall transfer ownership and title to the 2006 Cadillac STS currently used by Goad in the performance of his employment duties and a 2001 black Chevy Tahoe.

Goad acknowledges and agrees that the payments and benefits described above are in full and complete satisfaction of any and all obligations that Tecstar and/or Quantum may have under the Employment Agreement including, without limitation, those payments and benefits described in Section 3.2 of the Employment Agreement. By executing this Agreement, Goad acknowledges and agrees that he is waiving and releasing Tecstar and Quantum from any rights he may have under the Employment Agreement.

3. Covenant Not to Compete. Goad covenants and agrees that for a period of one (1) year following the Effective Date (“Restricted Period”), he shall not within the United States or Canada (“Restricted Area”), in any manner, directly or indirectly, through intermediaries or other persons or entities, either as owner, shareholder, director, officer, agent, consultant, creditor, representative, investor, partner, employee, or on behalf of any other person or entity, or in any other capacity whatsoever (i) obtain employment with Tecstar, without the prior consent of Quantum which consent will not be unreasonably withheld, (ii) engage in, assist, provide capital, services, advice or information to, or in any manner whatsoever become associated with any business or enterprise that engages in a “Competitive Business” (as defined herein), or (iii) interfere with or attempt in any manner to interfere or disrupt any relationship or agreement between Tecstar or Quantum and any of its customers, employees, agents, representatives or others doing business with Tecstar or Quantum. For this purpose, a Competitive Business means limited volume production programs for OEM’s substantially similar in nature to the programs now or previously executed by Tecstar for General Motors and/or Ford including, without limitation, the Chevrolet S-10 Xtreme, Chevrolet Tahoe Z71, Chevrolet Colorado Canyon (Skid Plate), Chevrolet Silverado SS, and the Ford Foose F150.

Goad acknowledges that (i) the provisions of this Section 3 of the Agreement are essential to Tecstar and Quantum; (ii) neither Tecstar nor Quantum would enter into this Agreement if it did not include such provisions; (iii) the damages sustained by Tecstar or Quantum as a result of any breach of such provisions cannot be adequately remedied by damages; and, (iv) in addition to any other right or remedy that the Tecstar and/or Quantum may have under this Agreement by law or otherwise, Tecstar and/or Quantum will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

4. Mutual Release and Indemnification.

a. In consideration for and as a condition to the payments and benefits provided by Tecstar to Goad under Section 2 of this Agreement, Goad hereby agrees to execute a Release Certificate in the form attached hereto as Exhibit A. Goad agrees to indemnify, defend and the Released Parties (as defined in the Release Certificate) harmless from any and all claims arising from Goad’s breach of this Agreement or the Release Certificate.

b. In consideration for Goad’s execution of this Agreement and the Release Certificate, Tecstar and Quantum, for themselves and each of their affiliates, agree to release Goad from any and all claims of any kind, known and unknown, which they may now have or have ever had against Goad or arising out of Goad’s employment relationship with them. Notwithstanding the foregoing, Goad acknowledges and agrees that the foregoing release of any claim shall not apply and shall have no effect to the extent the claim is based on any fraudulent act or omission of Goad. Tecstar/Quantum agree to indemnify, defend and hold Goad harmless from any and all claims (i) asserted by Tecstar/Quantum against Goad with respect to a released claim and (ii) asserted by Goad against Tecstar/Quantum arising from Tecstar/Quantum’s breach of this Agreement.

c. Tecstar and Quantum further agree to indemnify Goad for any obligations that Goad may have under any personal guarantees executed by Goad during the course of his employment with Tecstar, provided that, such guarantees (i) were given in support of a legal obligation of Tecstar, (ii) were executed by Goad in connection with his employment or status as an owner of Tecstar, and (iii) were executed by Goad in good faith and in furtherance of the best interests of Tecstar.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, administrators, legal representatives, and assigns of the parties.

6. Applicable Law/Cumulative Remedies. This Agreement is made under and shall be governed by the laws of the State of Michigan. Each and every right and remedy of any party under this Agreement shall be cumulative and non-exclusive of any other right or remedy of any party under this Agreement, applicable law, or in equity.

7. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be enforced.

8. Entire Agreement/Modification. This Agreement contains the entire understanding of the parties and supersedes and forever terminates all prior and contemporaneous representations, promises, agreements, understandings, and negotiations of the parties, whether oral or written, with respect to the subject matter hereof. There are no agreements or understandings of the parties not expressly set forth herein. No parol evidence of any prior or contemporaneous agreements, understandings, or negotiations shall govern or be used to construe or modify this Agreement. This Agreement may only be amended, modified, or supplemented by a duly executed writing signed by both parties.

9. Waiver. The failure of any party to complain of any act or omission on the part of another party (no matter how long the same may continue) shall not be deemed to be a waiver by such party of any of its rights under this Agreement. No consent or waiver by any party at any time of any provision of this Agreement shall be deemed a consent to any other action or waiver of any breach of any other provision of this Agreement or a consent to any future action or later breach of the same or any other provision of this Agreement.

10. Assistance of Counsel/Ambiguities. Each of the parties acknowledge that either they and/or their counsel have reviewed this Agreement and the exhibits and have suggested changes to its language and, therefore, any rule of construction that any ambiguity shall be construed against the drafter of this Agreement and the exhibits shall not apply in interpreting its provisions.

11. Execution in Counterparts. This Agreement may be executed in counterparts and each executed counterpart, when taken together with the other executed counterpart, shall constitute the complete Agreement.

The undersigned have caused this Separation Agreement to be executed as of the day and year first above written.

TECSTAR AUTOMOTIVE GROUP, INC.

By:	/s/ Jeffrey P. Beitzel
Its:	President

QUANTUM FUEL SYSTEMS
TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ Kenneth R. Lombardo
Its:	General Counsel

DOUGLASS C. GOAD

/s/ Douglass C. Goad

FORM OF RELEASE CERTIFICATE

(“You”) and Tecstar Automotive Group, Inc. (the “Company”) have agreed to enter into this Release Certificate on the following terms:

On the Effective Date (as defined in that certain Separation Agreement between you and the Company dated July 11, 2007), you will receive the payments and benefits in accordance with the terms thereof.

In return for the consideration described in the Separation Agreement, you and your representatives completely release Tecstar, Quantum, and their affiliated, related, parent or subsidiary corporations, and their present and former directors, officers and employees (the “Released Parties”) from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of (i) your status as a shareholder, (ii) your employment or (iii) your relationship, with any of them, including all claims arising from the termination of your employment, with the exception of the obligations under Section 2 and 4 of the Separation Agreement, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, and any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, defamation and any claims for attorneys’ fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had twenty-one (21) days to consider this Release Certificate (but may sign it at any time beforehand, if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it, by sending a certified letter to that effect to the Company’s General Counsel; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under ADEA shall not become effective or enforceable and no funds shall be exchanged until the seven (7)-day revocation period has expired, but that all other provisions of this Release Certificate shall become effective upon its execution by the parties.

The parties agree that this Release Certificate and the Separation Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Separation Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of Michigan. If any provision of this Release Certificate or its application to any person, place or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable or void, then the remainder of this Release Certificate and such provision as applied to other person, places and circumstances shall remain in full force and effect.

Notwithstanding anything contained in this Release Certificate to the contrary, the Released Parties acknowledge and agree that Goad is not releasing the Released Parties from any claims (i) arising from or related to the Tecstar/Quantum’s breach of this Agreement and (ii) for the costs of defense and indemnification that Goad may have against the Tecstar and/or Quantum arising from or related to Goad’s status as an officer or employee of Tecstar/Quantum, whether such rights to indemnification arise from the Articles of Incorporation, Bylaws or by statute, contract or otherwise.

Date:
Douglass C. Goad

TECSTAR AUTOMOTIVE GROUP, INC.

By:	Date:
Name:
Title: